EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Amended Registration Statement of ImmunoCellular Therapeutics, Ltd. on Form SB-2 (File No. 333-142480) to be filed with the Securities and Exchange Commission on or about June 20, 2007 of our Report of Independent Registered Accounting Firm dated March 28, 2007 covering the financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 and for the period from inception of operations (February 25, 2004) to December 31, 2006.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

Stonefield Josephson, Inc.

Los Angeles, California

June 19, 2007